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                                                                     EXHIBIT 8.1






                                    September 22, 1998


America First Capital Associates
  Limited Partnership Two
Suite 400
1004 Farnam Street
Omaha, NE  68102

               Re:  America First Tax Exempt Investors, L.P.

Ladies and Gentlemen:

     We have acted as special tax counsel to America First Capital Associates Limited Partnership Two (the "General Partner"), a Delaware limited partnership which is the general partner of America First Tax Exempt Investors, L.P., a Delaware limited partnership (the "Partnership"), in connection with the merger (the "Merger") of America First Tax Exempt Mortgage Fund Limited Partnership, a Delaware limited partnership (the "Tax Exempt Partnership"), with and into the Partnership pursuant to the Amended Agreement of Merger, dated June 12, 1998, by and between the Partnership and the Tax Exempt Partnership (the "Merger Agreement") under which (i) the separate existence of the Tax Exempt Partnership will cease, and the Partnership will be the surviving partnership and will succeed to all of the assets and liabilities of the Tax Exempt Partnership and (ii) persons holding Beneficial Unit Certificates representing assigned limited partnership interests ("BUCs") in the Tax Exempt Partnership will become BUC holders of the Partnership. As a result thereof, the General Partner and limited partner of the Tax Exempt Partnership will acquire the same interests in the Partnership as they had in the Tax Exempt Partnership, and the persons holding BUCs in the Tax Exempt Partnership will acquire one BUC in the Partnership for each BUC they held in the Tax Exempt Partnership as of the effective date of the Merger. In connection therewith, we have been asked by the General Partner to render an opinion regarding the status of the Partnership for United States federal income tax purposes and certain federal income tax considerations relevant to the Merger. Any terms used in this letter but not herein defined will have the meanings ascribed to them in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the issuance of BUCs of the Partnership and the solicitation of the consent of the BUC holders of the Tax Exempt Partnership to the Merger.

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American First Capital Associates
 Limited Partnership Two
September 22, 1998
Page 2


     In rendering our opinion, we have examined certain documents, including:

          1. the Registration Statement, including the Consent Solicitation Statement/Prospectus contained therein (the "Prospectus");

          2. the form of Agreement of Limited Partnership of the Partnership (the "Partnership Agreement");

          3. the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State of the State of Delaware on April 2, 1998, and

          4. the Merger Agreement.

     As to various questions of fact which are material to the opinion set forth in this letter, we have relied upon certain representations, statements and information set forth in the foregoing documents. In addition, we have made such other investigations as we deemed necessary in connection with our opinion.

     As to matters of federal income tax law, we have based our opinion upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history of the Code, the Treasury Department Income Tax Regulations promulgated and proposed under the Code (the "Regulations") and the interpretations of the Code and the Regulations by the Internal Revenue Service (the "Service") and by the courts as of the date of this letter. The provisions of the Code or of the Regulations may be amended or the interpretations of the Service or of the courts may change in a manner which would affect our opinions, and any such changes may have retroactive effect.

DISCUSSION OF PARTNERSHIP STATUS

     The Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act on April 2, 1998. We have been advised by the General Partner that it has not filed, and will not file, an election with the Service for the Partnership to be treated as an association taxable as a corporation. Accordingly, we are of the opinion that the Partnership will be treated as a partnership for federal income tax purposes and that the holders of BUCs of the Partnership will be recognized as partners for federal income tax purposes.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS


     In addition to the foregoing opinion, we also confirm each of our opinions set forth in the Prospectus under the heading "CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION."


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American First Capital Associates
 Limited Partnership Two
September 22, 1998
Page 3


     We are rendering no opinions regarding federal income tax or other matters except for those expressly set forth in this letter. This letter is being furnished in connection with the Merger to you solely for your benefit and the benefit of persons holding BUCs, and it may not be used, circulated, relied upon, filed or quoted by or to any other person, or used for any other purpose, without our prior written consent.

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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the reference to our name under the heading "LEGAL MATTERS" therein. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated pursuant thereto.

                                             Sincerely,



                                             KUTAK ROCK